UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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AgeX Therapeutics, Inc.

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Dear AgeX Stockholders,

As we approach the end of 2022, we continue to have confidence in our cell therapy and induced Tissue Regeneration (iTRTM) platforms. We are continuing to work on financing for the development of iTR and possibly other programs through our subsidiary Reverse Bioengineering, Inc., and we are continuing our plans to advance studies of neural cells in Huntington’s Disease based on work we sponsored at the University of California –Irvine. In addition, we expect to see the publication of results from our sponsored research program at another major university studying the efficacy of AgeX-BAT1 brown adipose tissue cells for the treatment of Type II diabetes in animal models. We are also exploring other potential opportunities for AgeX, and we hope to have news about our current programs and potentially new plans in the coming months.

AgeX owns or has licenses to technologies that we believe form a strong foundation for the future of cell therapy and iTR for the treatment of chronic degenerative diseases and diseases associated with aging.

Pluripotent Stem Cells: Our cell manufacturing platform is based on human pluripotent (ES) cells that are young cells that may be used to derive specified types of healthy cells of the human body (somatic cells) needed for transplant as cell therapy products in patients suffering from degenerative diseases that impair the function of bodily organs.

iTR: Our iTR technology will be developed by our subsidiary Reverse Bioengineering as a means to partially reprogram human cells back to a very youthful state that could permit tissue to scarlessly regenerate. We have filed for patents in the field with now 12 patent families in prosecution. In addition, we have filed for patents on cancer applications that stem from iTR that may allow for pan-cancer therapeutic vaccine strategies.

UniverCyteTM: Our UniverCyteTM technology may allow us to use our master ES cell banks to derive cells for transplant that express a gene that would give those cells reduced exposure to the immune system, potentially making the cells transplantable in any patient with reduced risk of rejection.

PureStem®: Our PureStem® technology platform may facilitate the production of diverse cell types in larger volumes and at lower cost than using other technologies.

HyStem®: Our in-licensed HyStem® hydrogel technology may allow cells for cell therapy uses to be efficiently and accurately transplanted into patients.

In summary, as we enter 2023, we believe the strong technology foundation supporting AgeX’s product development has the potential to lead to the advancement of the Company’s products in development and may also lead to licensing or collaborative development arrangements with other companies in the cell therapy field. We invite you to join us for the Annual Meeting of Stockholders of AgeX Therapeutics, Inc. which will be held on Wednesday, December 7, 2022 at 10:00 a.m. Pacific Time. We will be holding the Annual Meeting this year as a “virtual” meeting by online participation only at https://web.lumiagm.com/268644388. If you wish to attend the Annual Meeting online you will need to gain admission in the manner described in the Proxy Statement that accompanies this letter.

Sincerely,

Michael D. West, PhD	Joanne M. Hackett, PhD
President & Chief Executive Officer	Chairwoman of the Board

November 2, 2022